Exhibit 99.1

 ARIAD Raises $54 Million Through Completion of Common Stock Offering

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 11, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced the completion of its previously announced underwritten public offering of 7,500,000 shares of its common stock. The shares were priced at $7.20 per share resulting in gross proceeds to ARIAD of $54 million.
    Lehman Brothers Inc. acted as sole book-running manager in this offering. Lazard Capital Markets LLC and SG Cowen & Co., LLC acted as co-managers.

    This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. This offering of the shares of common stock was made only by means of the prospectus supplement and related prospectus, a copy of which is available from Lehman Brothers, Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, monica_castillo@adp.com or at the Securities and Exchange Commission's website at www.sec.gov.

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules.


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward Fitzgerald (Investors)
             617-621-2345
             or
             Andrea Johnston (Media)
             Pure Communications
             910-681-1088